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                                  EXHIBIT 99.1

(BW) (FIRST-ALLIANCE)(FACO) First Alliance Announces Three-for-Two Stock Split

     Business Editors/Finance Writers

     IRVINE, Calif. -- (BUSINESS WIRE) -- Oct. 1, 1997 -- First Alliance Corp. (NASDAQ:FACO) today announced that its board of directors has authorized a three-for-two split of its common stock to be effected in the form of a stock dividend.
     The stock dividend will be distributed on October 31, 1997 to shareholders of record on October 15, 1997. The stock dividend will increase the number of shares outstanding from approximately 14.5 million to 21.7 million shares.
     Commented Brian Chisick, president and chief executive officer of First
Alliance: "We are very pleased to announce our progress in increasing the liquidity of First Alliance shares. This three-for-two stock split, combined with the secondary offering of 3.39 million shares of previously privately held stock which we completed in September, significantly increases shares available for trading.
     "In addition, Bear, Stearns & Co., Inc. and Montgomery Securities, who acted as co-managers of the secondary offering, have begun making a market in the company's Class A Common Stock, providing additional liquidity in First Alliance shares. These firms also recently initiated analyst coverage on the company. These combined actions should result in substantially improved liquidity in First Alliance shares, which benefits all our shareholders."
     First Alliance is a consumer finance company with headquarters in Irvine. The company originates, purchases, sells and services non-conventional mortgages through 31 retail branch offices in the United States and the United Kingdom.

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     CONTACT: First Alliance Corp.
                   Mark Mason, 714/224-8403
                          or
                   Morgen-Walke Associates Inc.
                   John Swenson, Doug Sherk, 415/296-7383
                   Sandra Badurina, Joshua Passman, 212/850-5600